Exhibit 99.1

Execution Version

CREDIT AGREEMENT

dated as of July 3, 2013

Among

STEEL ENERGY LTD.,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Issuing Lender and Swing Line Lender,

and

THE LENDERS NAMED HEREIN

as Lenders

$80,000,000

Wells Fargo Securities, LLC and
RBS Citizens, N.A.,
as Co-Lead Arrangers and Joint Bookrunners

and

 RBS Citizens, N.A.
as Syndication Agent

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Section 9.17	Waiver of Jury	106
Section 9.18	USA Patriot Act	106
Section 9.19	Confirmation of Flood Policies and Procedures	106
Section 9.20	Blocked Account	106
Section 9.21	Integration	107

v

SCHEDULES:

Schedule I	–	Pricing Schedule
Schedule II	–	Commitments, Contact Information
Schedule III	–	Additional Conditions and Requirements for New Subsidiaries
Schedule 3.1	–	Owned and Leased Real Properties
Schedule 4.1	–	Organizational Information
Schedule 4.11	–	Subsidiaries
Schedule 6.1	–	Existing Permitted Debt
Schedule 6.3	–	Existing Permitted Investments

EXHIBITS:

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Guaranty
Exhibit E-1	–	Form of Notice of Revolving Borrowing
Exhibit E-2	–	Form of Notice of Term Borrowing
Exhibit F	–	Form of Notice of Continuation or Conversion
Exhibit G-1	–	Form of Notice of Mandatory Payment
Exhibit G-2	–	Form of Notice of Optional Payment
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I-1	–	Form of Revolving Note
Exhibit I-2	–	Form of Term Note
Exhibit I-3	–	Form of Swing Line Note
Exhibit J-1	–	Form of U.S. Tax Compliance Certificate
Exhibit J-2	–	Form of U.S. Tax Compliance Certificate
Exhibit J-3	–	Form of U.S. Tax Compliance Certificate
Exhibit J-4	–	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of July 3, 2013 (the “Agreement”) is among Steel Energy Ltd., a Delaware corporation (the “Borrower”), the Lenders (as defined below) and Wells Fargo Bank, National Association as Administrative Agent (as defined below) for the Lenders, as Issuing Lender (as defined below) and as Swing Line Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1          Certain Defined Terms.  The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Credit Insurance” means credit insurance carried by any Credit Party which insures Receivables owing by any Account Debtor the policy terms of which are satisfactory to the Administrative Agent and the proceeds of which have been assigned to the Administrative Agent pursuant to documentation satisfactory to the Administrative Agent with an acceptance by the applicable insurance provider.

“Acceptable Letter of Credit Maturity Date” has the meaning assigned to it in Section 2.2(a)(ii) of this Agreement.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected.

“Account Control Agreement” shall mean, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Account Debtor” shall mean an account debtor as defined in the Uniform Commercial Code, as in effect in the State of New York.

“Acquisition” means the purchase by any Credit Party of any business, division or enterprise, including the purchase of associated assets or operations or the Equity Interests of a Person and for the avoidance of doubt, excludes purchases of equipment only with no other tangible or intangible property associated with such equipment purchase unless such purchase of equipment involves all or substantially all the assets of the seller.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Adjusted Interest Expense” means (a) for the fiscal quarter ended September 30, 2013, the Interest Expense for such fiscal quarter multiplied by four; (b) for the fiscal quarter ending December 31, 2013, Interest Expense for the two-fiscal quarter period then ended multiplied by two; (c) for the fiscal quarter ending March 31, 2014, Interest Expense for the three-fiscal quarter period then ended multiplied by 4/3; and (d) for each fiscal quarter ending on or after June 30, 2014, Interest Expense for the four-fiscal quarter period then ended.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.7(d).

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Asset Sale” means (a) any sale, transfer, or other disposition of any Property, by any Credit Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any Person other than a Credit Party; provided that, any sale, transfer or other disposition of Property from one Credit Party to another Credit Party as permitted under Section 6.8(b) and the sale of inventory or equipment in the ordinary course as permitted under Section 6.8(a) shall not constitute an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee, in substantially the same form as Exhibit A or any other form approved by the Administrative Agent.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“Available Cash” means, as of any date, the readily and immediately available unrestricted cash held in deposit accounts of any Credit Party (other than the Cash Collateral Account) on such date; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (i) a Lien in favor of the Administrative Agent pursuant to Security Documents and (ii) a Lien in favor of the depositary institution holding such deposit accounts arising solely by virtue of such depositary institution's standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any other Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to the Borrower or any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Blocked Account” means a special blocked, wholesale time deposit account pledged to the Administrative Agent in the name of the Borrower and maintained with the Administrative Agent in accordance with Section 9.20.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a Term Borrowing.

“Borrowing Base” means, without duplication, 85% of the Eligible Receivables minus the Concentration Limitation Exclusion Amount, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement.  Any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the Borrower fail to deliver to the Administrative Agent and the Lenders the Borrowing Base Certificate as required under Section 5.2(e), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its reasonable discretion until the Administrative Agent and the Lenders receive the required Borrowing Base Certificate, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof.  Notwithstanding the foregoing, the Administrative Agent may from time to time modify the advance rate set forth in this definition if it determines, in its reasonable discretion, that such advance rate should be reduced based upon a field exam pursuant to Section 5.12.

“Borrowing Base Certificate” means certificate executed by a Responsible Officer of the Borrower substantially in the form of the attached Exhibit B and including the following: (a) accounts receivable and accounts payable aging reports for each Credit Party with grand totals and (b) all other information as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” means the excess, if any, of (a) the Revolving Outstandings over (b) the lesser of (i) aggregate amount of Revolving Commitments, and (ii) the Borrowing Base then in effect.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender, Swing Line Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swing Line Advances, cash or deposit account balances or, if the Administrative Agent, the Swing Line Lender and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Swing Line Lender and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, together with any analogous state and local counterparts or equivalents, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events:

(a)           the Borrower ceases to, directly or indirectly, own 100% of the Equity Interest in any Subsidiary other than as a result of a transaction permitted under Section 6.7 or Section 6.8; or

(b)           Steel Partners Holdings L.P. shall fail to, directly or indirectly, own at least the greater of (i) the Controlling Percentage and (ii) 35% of the Voting Securities of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any Legal Requirements, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date” means July 3, 2013.

“Closing Date Debt to Capitalization Ratio” means the ratio (expressed as a percentage) of (a) all consolidated Funded Debt of the Borrower as of the Closing Date (after giving pro forma effect to the Transactions) to (b) the sum of (i) all consolidated Funded Debt of the Borrower as of the Closing Date (after giving pro forma effect to the Transactions) plus (ii) the consolidated Net Worth of the Borrower based on the Borrower’s unaudited Financial Statements for the fiscal quarter ended March 31, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” or “Property” (as defined in each of the Mortgages or the Security Agreement, as applicable) or similar terms used in the Security Documents.

“Commitment Fees” means the fees required under Section 2.6(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitment, if applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Concentration Limitation Exclusion Amount” means an aggregate amount equal to the following for all Account Debtors on the Eligible Receivables:

(a)           with respect to each Account Debtor (other than the Specified Account Debtors), the amount by which all Receivables due from such Account Debtor, exceeds 25% of the aggregate Eligible Receivables; provided, however, that the preceding 25% limit shall be increased to 35% if the Receivables of such Account Debtor are fully insured under Acceptable Credit Insurance (after giving effect to policy limits and all claims, paid or unpaid, which may be applied against such policy limits); and

(b)           with respect to each Specified Account Debtor, the amount by which all other Receivables due from such Specified Account Debtor, exceeds 30% of the aggregate Eligible Receivables; provided, however, that the preceding 30% limit shall be increased to 40% if the Receivables of such Specified Account Debtor are fully insured under Acceptable Credit Insurance (after giving effect to policy limits and all claims, paid or unpaid, which may be applied against such policy limits).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Voting Securities the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

“Covenant Cure Payment” has the meaning set forth in Section 7.7(a).

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication:  (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person but excluding trade account payables which are not more than 90 days past due); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of Synthetic Leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.  For the avoidance of doubt, arrangements under the Tax Sharing Agreement shall not constitute obligations to pay the deferred purchase price of property or services for purposes of this definition.

“Debt Incurrence” means any issuance or sale by the Borrower or any of its Subsidiaries of any Debt after the Closing Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, original issue discount, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Debt Incurrence and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower or such Subsidiary from such Debt Incurrence.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States of America, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.7(a), (b), (c) or (d), (b) in the case of any other Obligation other than Letter of Credit Fees, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.7(a) or (d), and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Eurodollar Advances plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) ) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has notified the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia, (b) could provide a guarantee without any material adverse federal income tax consequence of the Borrower (by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code without corresponding credits or other offsets), or (c) is disregarded for tax purposes.

“EBITDA” means, without duplication, for the Borrower and for any period, the amount equal to (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining Borrower’s consolidated Net Income, Interest Expense, Federal, state, local and foreign income taxes, depreciation, amortization and other non-cash charges (including any non-cash charges related to the Phantom Stock Plan) for such period plus (c) reasonable cash charges and expenses incurred in connection with any Acquisition permitted under Section 6.4 consummated in such period, provided that the aggregate amount added back under this clause (c) in any such period shall not exceed $1,000,000 unless otherwise approved by the Administrative Agent minus (d) to the extent included in determining Net Income, all non-cash items of income; provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise acceptable to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(b)(iii)).

“Eligible Receivables” means, as to the Credit Parties, on a consolidated basis and without duplication, all Receivables of such Person, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in Article 4 hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and each of which meets all of the following criteria on the date of any determination:

(a)      such Receivable is subject to an Acceptable Security Interest;

(b)      such Receivable is not subject to any third party’s rights which would be superior to the Lien and rights of the Administrative Agent created under the Security Documents (other than Permitted Liens);

(c)      such Credit Party has good and indefeasible title to such Receivable;

(d)      such Receivable has been billed substantially in accordance with billing practices of such Credit Party in effect on the Closing Date and such Receivable is not unpaid for more than 90 days from the date of the invoice;

(e)      such Receivable was created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully performed (and not a progress billing or contingent upon any further performance), or from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by such Credit Party of goods (i) in which such Credit Party had sole and complete ownership and (ii) which have been shipped or delivered to the Account Debtor, evidencing which such Credit Party has possession of shipping or delivery receipts;

(f)       such Receivable represents a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract;

(g)      such Receivable is owed by an Account Debtor that the Credit Parties deem to be creditworthy and is not owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(h)      the Account Debtor on such Receivable is not a Credit Party, an Affiliate of a Credit Party, nor a director, officer or employee of a Credit Party or of an Affiliate of Credit Party;

(i)       such Receivable is evidenced by an invoice and not by any chattel paper, promissory note or other instrument;

(j)       such Receivable is not due from an Account Debtor that has at any time more than 20% of its aggregate Receivables owed to any Credit Party more than 90 days past due;

(k)      such Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof;

(l)       such Receivable is owed in Dollars and is due from an Account Debtor that is organized under the laws of the U.S. or any state of the U.S.;

(m)     such Receivable is not due from the United States government, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable has been complied with to the Administrative Agent’s reasonable satisfaction;

(n)      such Receivable is not owed by an Account Debtor located in any jurisdiction which requires the filing by any Credit Party of a “Notice of Business Activities Report” or other similar report or requires any Credit Party to qualify to do business in order to permit such Credit Party to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless such Credit Party has filed such report or qualified to do business in such jurisdiction;

(o)      such Receivable is not the result of (i) a credit balance relating to a Receivable more than 90 days past the invoice date, (ii) work-in-progress, (iii) finance or service charges, or (iv) payments of interest;

(p)      such Receivable has not been written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party;

(q)      such Receivable is not subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable;

(r)        such Receivable is not a newly created Receivable resulting from the unpaid portion of a partially paid Receivable; and

(s)      such Receivable is not otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment in good faith, including such Receivable from any Account Debtor that does not have a satisfactory credit standing (as determined in the sole discretion of the Administrative Agent).

In the event that a Receivable which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Receivable, the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the Account Debtor (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Credit Party to reduce the amount of such Receivable.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  9601(8) (1988).

“Environmental Claim” means any third party (including any governmental agency and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar Legal Requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other Legal Requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to Hazardous Substances, Hazardous Waste, other pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Funded Capital Expenditures” means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity securities issued (i) to the Borrower or one of its Subsidiaries, and (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate” or other words of similar import, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m.  (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.  The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13 or reallocation pursuant to Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 30, 2011 between Wells Fargo and Sun Well Service, Inc.

“Extraordinary Receipts” means any proceeds of insurance, including any insurance proceeds resulting from a Casualty Event, property insurance proceeds, and life insurance proceeds, and any other extraordinary cash receipts, including any award or other compensation as a result of a Casualty Event and any settlement or other litigation proceeds, in the case of proceeds of business interruption insurance, in excess of $500,000 in the aggregate and, in each other case, in excess of $100,000 individually and $250,000 in the aggregate.

“Facility” means the Revolving Facility or the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Engagement Letter dated May 3, 2013, by and between the Borrower and Wells Fargo Securities, LLC.

“Financial Statements” means, for any period, the consolidated financial statements of the Borrower and its Subsidiaries, including statements of income, shareholders’ equity and cash flows for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“First National Bank Accounts” means account numbers 101002470 and 102426822 maintained with First National Bank & Trust Co.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“Fixed Charge Coverage Ratio” means, as of each fiscal quarter end, the ratio of (a) an amount equal to (i) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended minus (ii) the sum of (A) Taxes paid in cash during such four-fiscal quarter period then ended, plus (B) Permitted Tax Distributions made during such four-fiscal quarter period then ended, plus (C) Unfinanced Capital Expenditures paid during such four-fiscal quarter period then ended; to (b) Fixed Charges for the four-fiscal quarter period then ended.

“Fixed Charges” means, with respect to any period and with respect to any Person and without duplication, the sum of (a) Adjusted Interest Expense for such period plus (b) current maturities of all consolidated Funded Debt of the Borrower as of the end of such period, but excluding the final installment of the unpaid principal balance of the Term Advances on the Term Maturity Date.

“Flood Laws” shall have the meaning set forth in Section 9.19.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, as to any Person, without duplication:

(a)           all Debt of such Person of the type described in clauses (a), (b), (c), (d), and (f) of the definition of “Debt,” but excluding all intercompany Debt permitted under Section 6.1(b);

(b)           all Debt of such Person of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, (ii) other than as set forth in clause (iii) below, contingent obligations of such Person to pay the deferred purchase price of Property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn out obligations, the amount of such earn out obligations is not known and payable, and (iii) the Rogue Earn Out Obligations;

(c)           all Debt of such Person of the type described in clause (h) of the definition of “Debt” other than obligations to pay Phantom Stock Distributions;

(d)            all Debt of such Person of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type included in clause (a) - (c) above;

(e)           all Debt of such Person of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person of the type included in clauses (a) - (d) above; and

(f)           all Debt of others of the type included in clauses (a) - (e) above secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Subsidiaries of the Borrower listed on Schedule 4.11 and (b) each Subsidiary that becomes a guarantor of all or a portion of the Secured Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit D.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (net of gross interest income), letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt (including but not limited to Debt under this Agreement) for such period (excluding the upfront fees due pursuant to the Fee Letter on or prior to the Closing Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3.  The duration of each such Interest Period shall be one, three, or six months, in each case as the Borrower may select, provided that:

(a)      the Borrower shall select Interest Periods so that it is not necessary to repay any portion of any Term Advance prior to the last day of the applicable Interest Period in order to make a mandatory scheduled repayment required pursuant to Section 2.5(b);

(b)      Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)      whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)      any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(e)      the Borrower may not select any Interest Period for any Advance which ends after the Term Maturity Date or the Revolving Maturity Date, as applicable.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement.

“Legal Requirement” means any law, statute, ordinance, decree, code, act, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X, whether now or hereafter in effect.

“Lender Insolvency Event” means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Lender Parties” means Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agent.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” references the Revolving Lenders, the Swing Line Lender and the Term Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued by the Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, the Letter of Credit Reimbursement Agreements, and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $1,000,000; provided that, on and after the Revolving Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Reimbursement Agreement” means the Issuing Lender’s standard form letter of credit reimbursement agreement for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) Net Debt to (b) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent.  All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) an amount equal to (i) the lesser of the aggregate Revolving Commitments in effect at such time and the Borrowing Base in effect at such time, minus (ii) the sum of (A) the outstanding amount of all Revolving Advances and Swing Line Advances plus (B) the Letter of Credit Exposure, plus (b) Available Cash at such time.

“Majority Lenders” means (a) other than as provided in clauses (b) and (c) below, two or more Lenders holding greater than 50% of the aggregate Maximum Exposure Amount, (b) at any time when there is only two Lenders, both Lenders, and (c) at any time when there is only one Lender, such Lender; provided that,

(i)            with respect to amendments, waivers or consents relating to Section 2.1(a) and Section 2.1(c)(i), “Majority Lenders” means the Majority Revolving Lenders;

(ii)            with respect to amendments, waivers or consents relating to Section 2.1(b) and Section 2.1(c)(ii), “Majority Lenders” means the Majority Term Lenders;

(iii)           with respect to Section 2.3(c)(v), “Majority Lenders” means Lenders that would be required to fund more than 50% of the Eurodollar Advances comprising such requested Borrowing;

(iv)           with respect to Section 7.2(a)(i), 7.2(b) and 7.3(b), “Majority Lenders” means the Majority Revolving Lenders; and

(v)           in any event, if there are two or more Lenders, the Commitments of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Majority Revolving Lenders” means (a) other than as provided in clause (b) and (c) below, two or more Revolving Lenders holding greater than 50% of the sum of (i) the aggregate unfunded Revolving Commitments at such time plus (ii) the aggregate unpaid principal amount of the Revolving Notes (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.14) and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note); (b) at any time when there are only two Revolving Lenders, both Revolving Lenders, and (c) at any time when there is only one Revolving Lender, such Revolving Lender; provided that, in any event, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders unless all Revolving Lenders are Defaulting Lenders.

“Majority Term Lenders” means (a) other than as provided in clauses (b) and (c) below, two or more Term Lenders holding greater than 50% of the aggregate unpaid principal amount of the Term Notes, (b) at any time when there are only two Term Lenders, both Term Lenders, and (c) at any time when there is only one Term Lender, such Term Lender; provided that, in any event, if there are two or more Term Lenders, the portion of the Term Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders unless all Term Lenders are Defaulting Lenders.

“Management Fees” means the monthly fees paid by the Borrower to the Parent for certain management services provided and other general and administrative related purposes.

“Material Adverse Change” means a material adverse change in, or a material adverse effect on, (a) the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole; (b) the validity or enforceability of this Agreement or any of the other Credit Documents, including any right or remedy of any Secured Party hereunder or thereunder; or (c) any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Revolving Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Revolving Note held by such Lender at such time, (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.14) and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note); plus (c) the aggregate unpaid principal amount of the Term Note held by such Lender at such time.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to the sum of (i) 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) 100% of the Fronting Exposure of the Swing Line Lender with respect to Swing Line Sublimit Amount, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Secured Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any sale, transfer, or other disposition of any Property belonging to any Person (including the sale or transfer of stock or other Equity Interest and property insurance proceeds) all cash and Liquid Investments received from such sale, transfer or other disposition after (a) payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred; (b) payment of any outstanding obligations relating to such Property paid in connection with any such sale, transfer, or other disposition; and (c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of such Person and its Affiliates directly related to such sale, transfer or other disposition.

“Net Debt” means, as of a fiscal quarter end, an amount equal to (a) the consolidated Funded Debt of the Borrower as of the last day of such fiscal quarter minus (b) Available Cash as of the last day of such fiscal quarter in excess of $5,000,000.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.  For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Net Worth” means as of the date of its determination, consolidated shareholders’ equity of the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by any Credit Party (a) of any division of any Credit Party, (b) of the Equity Interest in (i) the Borrower by the Borrower or any Subsidiary or (ii) a Subsidiary by the Borrower or any Subsidiary or (c) outside the ordinary course of business of any assets of any Credit Party, whether in a transaction or related series of transactions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.3 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender at such time.

“Notes” means the Revolving Notes, the Swing Line Note and the Term Notes.

“Notice of Borrowing” means a Notice of Revolving Borrowing or a Notice of Term Borrowing.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Notice of Mandatory Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit G-1.

“Notice of Optional Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit G-2.

“Notice of Revolving Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E-1.

“Notice of Term Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E-2.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the Credit Documents.

“OLV” means with respect to any Property, the orderly liquidation value thereof as established by a written appraisal conducted by an industry recognized third party appraiser acceptable to Administrative Agent stating, among other things, a detailed OLV for such Property, taking into account any loss, destruction, damage, condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, confiscation, or the requisition, of such Property, and any sale, transfer, lease, assignment, or other disposition of all or any portion of such Property that has occurred since the most recent appraisal report was delivered with respect to such Property.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” means Steel Excel Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.7.

“Participant Register” has the meaning specified in clause (d) of  Section 9.7.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Asset Sale” means any Asset Sale that is permitted under Section 6.8.

“Permitted Closing Date Equity Distribution” has the meaning set forth in Section 6.9(a).

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Tax Distributions” means Restricted Payments in the form of cash made by the Borrower to the Parent in accordance with the Tax Sharing Agreement; provided that, no later than 10 Business Days prior to the making of such Restricted Payment, the Borrower shall provide the Administrative Agent with a calculation of such attributable taxes in detail and form reasonably acceptable to the Administrative Agent).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, Governmental Authority, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Phantom Stock Distributions” means any amounts distributed pursuant to and in accordance with the Phantom Stock Plan.

“Phantom Stock Plan” means that certain Phantom Stock Plan adopted by the board of directors of the Borrower on April 29, 2011, as amended on April 30, 2012.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Houston as its prime rate and publicly announced, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Projections” has the meaning set forth in Section 5.2(g).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Person in respect of goods sold or services rendered by such Person.

“Register” has the meaning set forth in Section 9.7(c).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.  Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Representative” has the meaning set forth in Section 9.8.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest or phantom stock of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest or phantom stock of such Person, or of any options, warrants or rights to purchase or acquire any such Equity Interest or phantom stock of such Person, or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase common Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Revolving Lenders pursuant to Section 2.1(a) or Converted by each Revolving Lender to Revolving Advances of a different Type pursuant to Section 2.3(b).

“Revolving Commitment” means, for each Lender, the obligation of each Revolving Lender to advance to Borrower the amount set opposite such Revolving Lender’s name on Schedule II as its Revolving Commitment, or if such Revolving Lender has entered into any Assignment and Acceptance, set forth for such Revolving Lender as its Revolving Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i) and increased pursuant to Section 2.15; provided that, after the Revolving Maturity Date, the Revolving Commitment for each Lender shall be zero.  The initial aggregate Revolving Commitment on the date hereof is $10,000,000.

“Revolving Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swing Line subfacility provided by the Swing Line Lender described in Section 2.3(g) and (c) the letter of credit subfacility provided by the Issuing Lender described in Section 2.2.

“Revolving Lenders” means Lenders having a Revolving Commitment or if such Revolving Commitments have been terminated, Lenders that are owed Revolving Advances.

“Revolving Maturity Date” means the earlier of (a) July 3, 2018 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(c)(i) or Article 7.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Revolving Commitment, in substantially the same form as Exhibit I-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swing Line Advances.

“Revolving Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, or (ii) if all of the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“Rogue Earn Out Obligations” means those certain earn out payments payable pursuant to that certain Asset Purchase Agreement dated as of December 7, 2011 by and among Rogue Pressure Services, Ltd. (f/k/a Snap Appliance, Inc.), as buyer, Rogue Pressure Services, LLC, and KMRK Ventures, LLC, as sellers, Barry Peterson and Luke Peterson.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“SEC” means, the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of such Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (other than Excluded Swap Obligations).

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Services Providers.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit H.

“Security Documents” means, collectively, the Mortgages, Security Agreement, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Account Debtors” means, as to any determination of the Borrowing Base, any two of the following Account Debtors selected by the Borrower and notified to the Administrative Agent in the applicable Borrowing Base Certificate: (a) Continental Resources, Inc., (b) XTO Energy, Inc., (c) Enerplus Resources (USA) Corporation, and (d) Oasis Petroleum LLC.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder.  Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means any counterparty to a Hedging Arrangement with any Credit Party; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into or (b) such Hedging Arrangement was entered into prior to the Closing Date and such counterparty was a Lender or an Affiliate of a Lender on the Closing Date.

“Swap Obligations” means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3(g) or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the Borrower payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit I-3.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Revolving Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Revolving Maturity Date.

“Swing Line Sublimit Amount” means $5,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tax Group” has the meaning assigned to it in  Section 4.13 of this Agreement.

“Tax Sharing Agreement” means that certain US Federal Income Tax Sharing Agreement dated to be effective as of January 1, 2013 among the Parent and certain Subsidiaries of the Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means any advance by a Term Lender to the Borrower as part of a Term Borrowing.

“Term Borrowing” means a Borrowing consisting of simultaneous Term Advances of the same Type made by each Term Lender pursuant to Section 2.1(b) or Converted by each Term Lender to Term Advances of a different Type pursuant to Section 2.3(b).

“Term Commitment” means, for each Term Lender, the obligation of such Term Lender to advance to the Borrower the amount set opposite such Term Lender’s name on Schedule II as its Term Commitment, or if such Term Lender has entered into any Assignment and Acceptance, set forth for such Term Lender as its Term Commitment in the Register; provided that, after the Closing Date, the Term Commitment for each Term Lender shall be zero unless subsequently increased pursuant to Section 2.15.  The aggregate Term Commitments on the date hereof is equal to $70,000,000.00.

“Term Lenders” means Lenders having a Term Commitment or if such Term Commitments have been terminated, Lenders that are owed Term Advances.

“Term Maturity Date” means the earlier of (a) July 3, 2018, and (b) the earlier termination in whole of the Term Commitments and acceleration of the Term Advances pursuant to Article 7.

“Term Note” means a promissory note of the Borrower payable to the order of a Term Lender in the amount of such Term Lender’s Term Commitment, in substantially the same form as Exhibit I-2, evidencing indebtedness of the Borrower to such Term Lender resulting from the Term Advances owing to such Lender.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Consideration” means, as to any Acquisition, the consideration of any kind in relation thereto, including but not limited to, cash, Equity Interest, Debt, any other assumed liabilities (other than operating lease obligations), other properties, or earn-outs.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the Permitted Closing Date Equity Distribution, (c) the refinancing of the Existing Credit Agreement and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” has the meaning set forth in Section 1.4.

“Unfinanced Capital Expenditures” means Capital Expenditures not financed with the proceeds of Debt.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.12.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3          Accounting Terms; Changes in GAAP.

(a)      All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2012.

(b)      Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements referred to in Section 4.4.

(c)      If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4          Classes and Types of Advances.  Advances are distinguished by “Class” and “Type”.  The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance, a Term Advance or a Swing Line Advance.  The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5          Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2
CREDIT FACILITIES

Section 2.1          Revolving and Term Commitments.

(a)      Revolving Commitment.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Maturity Date; provided that after giving effect to such Revolving Advances, the Revolving Outstandings shall not exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate Revolving Commitments in effect at such time.  Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.4, and reborrow under this Section 2.1(a).

(b)      Term Commitment.  Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower on the Closing Date (and if applicable, on the effective date of a Commitment Increase), a Term Advance in an amount not to exceed such Lender’s Term Commitment (as such Term Commitment may have been increased pursuant to Section 2.15).  The Borrower may not reborrow any Term Advances that have been repaid.

(c)      Reduction of the Commitments.

(i)         Revolving Commitments.  The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in a minimum amount of $500,000 and in integral multiples of $500,000 in excess thereof.  Any reduction or termination of the Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Lender’s Revolving Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

(ii)         Term Commitments.  On the making of the Term Advances on the Closing Date, each Term Lender’s Term Commitment in effect on the Closing Date shall be reduced to zero.  On the making of the Term Advances on any Increase Date, each Term Lender’s Term Commitment, as increased by such Commitment Increase, shall be reduced to zero.  Any reduction or termination of the Term Commitments pursuant to this Section 2.1(c)(ii) shall be permanent, with no obligation of the Term Lenders to reinstate such Term Commitments.

(iii)         Defaulting Lender.  At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Revolving Commitment hereunder or such Defaulting Lender’s unfunded Term Commitment; provided that (A) such termination must be of the Defaulting Lender’s entire Revolving Commitment or unfunded Term Commitment, (B) the Non-Defaulting Lenders shall each have the option to accept an assignment of the Defaulting Lender’s Revolving Commitment or unfunded Term Commitment pursuant to Section 2.13 in lieu of a termination of Commitments pursuant to this Section 2.1(c)(iii), (C) to the extent that the Non-Defaulting Lenders do not take an assignment as provided in the immediately preceding clause (B), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Revolving Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.6(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.9 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.14), (D) if any unfunded Term Commitment is being terminated pursuant to this clause (iii), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Term Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Term Advances owed to such Defaulting Lender) but specifically excluding any amounts owing under Section 2.9 as result of such payment of such Advances), (E) a Defaulting Lender’s Revolving Commitment and unfunded Term Commitment may be terminated by the Borrower under this Section 2.1(c)(iii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Revolving Commitments and the unfunded Term Commitments of all then existing Defaulting Lenders, and (F) such termination shall not be permitted if an Event of Default has occurred and is continuing.  Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Revolving Commitment and unfunded Term Commitment pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Revolving Lender” or a “Term Lender”, as applicable, hereunder for all purposes except that such Lender’s rights and obligations as a Revolving Lender or a Term Lender, as applicable, under Sections 2.10, 2.12, 8.9 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” or “Term Lender”, as applicable, hereunder, (2) such Defaulting Lender’s Revolving Commitment and unfunded Term Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Revolving Lender” and “Term Lender”, as applicable, except as to its obligations under Section 8.9 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” or “Term Lender”, as applicable, hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Lender or any Lender may have against such Defaulting Lender.  Notwithstanding anything herein to the contrary, (x) if no unfunded Term Commitment is then being terminated pursuant to this clause (iii), the termination of commitments, rights and obligations provided for in this clause (iii) shall not affect rights and obligations that a Lender may have in its capacity as a Term Lender and (y) any termination of a Defaulting Lender’s Revolving Commitment pursuant to this clause (iii) must occur concurrently with a termination of such Defaulting Lender’s unfunded Term Commitments.  Notwithstanding anything herein to the contrary, the Non-Defaulting Lenders’ option to take an assignment as provided in Section 2.1(c)(iii)(B) may be exercised by a Non-Defaulting Lender in its sole and absolute discretion and nothing contained herein shall obligate any Non-Defaulting Lender to take any such assignment.

(d)      Notes.  The indebtedness of the Borrower to each Revolving Lender resulting (i) from Revolving Advances owing to such Revolving Lender shall be evidenced by a Revolving Note (ii) from Term Advances owing to such Term Lender made pursuant to Section 2.1(b) shall be evidenced by a Term Note, and (iii) from Swing Line Advances owing to the Swing Line Lender, as set forth in Section 2.3(g) below, shall be evidenced by a Swing Line Note.

Section 2.2          Letters of Credit

(a)      Commitment for Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Revolving Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i)         if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the lesser of the Borrowing Base and the aggregate Revolving Commitments, in either case, in effect at such time minus (2) the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances;

(ii)        unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Revolving Maturity Date (an “Acceptable Letter of Credit Maturity Date”); provided that, (1) if the Revolving Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Revolving Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Revolving Maturity Date;

(iii)       unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv)       unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)        unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application and a Letter of Credit Reimbursement Agreement;

(vi)       unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii)      if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii)     if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix)       if Letter of Credit is to be denominated in a currency other than Dollars;

(x)        if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi)       if any Revolving Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s Fronting Exposure as to Letters of Credit has been fully reallocated or Cash Collateralized pursuant to Section 2.14 below or the Issuing Lender has entered into other satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(b)      Requesting Letters of Credit.  Each Letter of Credit shall be issued, increased or extended pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile, electronic mail or other writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance, increase or extension for the Letter of Credit.  Each Letter of Credit Application shall be fully completed and shall specify the information required therein.  Each Letter of Credit Application shall be irrevocable and binding on the Borrower.  Subject to the terms and conditions hereof, the Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the date of such Letter of Credit Application issue, increase or extend such Letter of Credit to the beneficiary of such Letter of Credit.

(c)      Reimbursements for Letters of Credit; Funding of Participations.

(i)         With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit.  Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances).  If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Advance to the Borrower.  The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower.  Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor.  The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii)        Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.3 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Revolving Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)       If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, then (x) the unpaid Letter of Credit Obligations then due from the Borrower shall bear interest at the Default Rate and such interest shall be payable as provided in Section 2.7(d) and (y) to the extent the Borrower has not paid such interest or is not required to pay such interest, then such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate.  Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned.  Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)       If at any time, the Revolving Commitments shall have expired or shall have been terminated while any Letter of Credit Exposure is outstanding, each Revolving Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Revolving Pro Rata Share of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit.  The Issuing Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the Issuing Lender on the next Business Day following such notice, in immediately available funds, the amount of such participation.  At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Revolving Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(d)      Participations.  Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Revolving Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e)      Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)         any lack of validity or enforceability of any Letter of Credit Documents;

(ii)        any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)       the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)       any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)        payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit, including, without limitation, those remedies specified in paragraph (g) below.

(f)      Prepayments of Letters of Credit.  In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)      Liability of Issuing Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)         the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)        the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)       payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)       any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender’s willful misconduct or gross negligence (as determined in a final, non-appealable judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s gross negligence or willful failure (as determined in a final, non-appealable judgment of a court of competent jurisdiction) to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)      Cash Collateral Account.

(i)         If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(i), 2.4(c), 2.14, 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority, perfected Lien in such account and the funds therein.  The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.   The Borrower hereby agrees to maintain a first priority security interest in the Cash Collateral Account and all such Cash Collateral as security for the Secured Obligations and as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Exposure, to be applied pursuant to Section 2.2(i)(ii) below.

(ii)        Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders.  If no Default exists, then at the Borrower’s written request, the Administrative Agent shall promptly release any surplus funds held in the Cash Collateral Account above the sum of (x) 105% of the Letter of Credit Exposure and (y) all Defaulting Lenders’ Revolving Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders.

(iii)       Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)      Defaulting Lender.  At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)         Grant of Security Interest by Defaulting Lender; Agreement to Provide Cash Collateral.  To the extent cash collateral is provided by any Defaulting Lender, such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below.   Such Defaulting Lender  shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent a first priority security interest in such account and the funds therein.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)        Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.2(i) or Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)       Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.2(i) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.14, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(j)      Letters of Credit Issued for Guarantors or any Subsidiary.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.3          Advances.

(a)      Notice.  Each Borrowing (other than the Borrowings to be made on the Closing Date), shall be made pursuant to the applicable Notice of Borrowing given by Borrower to Administrative Agent not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail.  The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 11:00 a.m. (Houston, Texas time) on the Closing Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail.  Each Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), specifying (i) the requested date of such Borrowing, (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, and all Borrowings to be made on the Closing Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances.  In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.7(b).  Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s pro rata share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)      Conversions and Continuations.  In order to elect to Convert or continue a Term Advance or a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance.  Each such Notice of Conversion or Continuation shall be in writing or by facsimile or by electronic mail (with a PDF file of the executed Notice of Continuation or Conversion attached), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period.  Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.7(b).  The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)      Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)         at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;

(ii)        the Borrower may not select Eurodollar Advances for any Borrowing at any time when a Default has occurred and is continuing;

(iii)       if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances,  (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv)       if the Administrative Agent is unable to determine, after using reasonable best efforts, the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v)        if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi)       if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d)      Notices Irrevocable.  Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c), shall be irrevocable and binding on the Borrower.

(e)      Funding by Lenders; Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Term Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable pro rata share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) the Maximum Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its applicable pro rata share of such Borrowing available to the Administrative Agent.

(f)      Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate.

(g)      Swing Line Advances.

(i)         Facility.  On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Revolving Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Revolving Maturity Date), and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (A) after giving effect to such Swing Line Advance, the Revolving Outstandings shall not exceed the aggregate Revolving Commitments in effect at such time; (B) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Revolving Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (C) only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof; and (D) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(g)(i) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control.  The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note.  No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(ii)        Prepayment.  Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(g)(i) may from time to time be borrowed, prepaid without penalty, and reborrowed.  If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated.  If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(iii)         Reimbursements for Swing Line Obligations.

(A)           With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement.  If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable.  Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender.  The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3(a), or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and for the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations.  The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower.  Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor.  The making of any Revolving Borrowing under this Section 2.3(g)(iii)(A) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(B)           If at any time, the Revolving Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances.  The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(C)           If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3(g), such Lender agrees to pay interest thereon for each day from the date Administrative Agent delivers notice to such Lender pursuant to Section 2.3(g)(iii)(A) or (B) until the date such amount is paid at a per annum rate equal to the lesser of (A) the Federal Funds Rate for such day and for the first three days after such date and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate.  Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned.  Each Lender’s obligation to make the Revolving Advance or to purchase such participating interests pursuant to this Section 2.3(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of any Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be Revolving Advances.

(iv)       Method of Borrowing.  If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.  Otherwise, and except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Revolving Borrowing sent via facsimile, facsimile or, unless otherwise required by the Administrative Agent or Swing Line Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swing Line Lender.  The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Swing Line Lender.

(v)        Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest).  Until each Lender funds its Revolving Advance or risk participation pursuant to clause (iii) above, interest in respect of such Lender’s Revolving Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(vi)       Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(vii)      Discretionary Nature of the Swing Line Facility.  Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the swing line facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

Section 2.4          Prepayments.

(a)      Right to Prepay; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4 and Sections 2.1(c)(iii), 2.3(g)(ii) and 2.13 and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower.  Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.14 or 2.1(c)(iii).

(b)      Optional.  The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.9 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment, which notice shall be in the form of the duly executed and completed Notice of Optional Payment, executed by a Responsible Officer of the Borrower.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $100,000 in excess thereof (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $100,000 in excess thereof, and (C) only if an AutoBorrow Agreement is not in effect, each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $50,000 in excess thereof, and provided further that the minimum amounts set forth in clauses (A), (B) and (C) of this paragraph shall not apply if the outstanding principal amount of such Advances is less than such minimum amounts.  If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement.

(c)      Mandatory.

(i)         On any date that a Borrowing Base Deficiency exists as stated in the Borrowing Base Certificate delivered pursuant to Section 5.2(e) or as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within one Business Day, to the extent of such deficiency, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances, and third make deposits with the Administrative Agent into the Cash Collateral Account to provide Cash Collateral in the amount of such excess for the Letter of Credit Exposure.

(ii)        If the Borrower or any Subsidiary receives Debt Incurrence Proceeds other than those resulting from Permitted Debt, then not later than one Business Day following the receipt of such proceeds, the Borrower shall prepay the Term Advances in an amount equal to 100% of such Debt Incurrence Proceeds.

(iii)       If the Borrower or any Subsidiary receives Equity Issuance Proceeds or capital contributions (other than contributions by Borrower to the capital of any Subsidiary), then not later than one Business Day following the receipt of such proceeds, the Borrower shall prepay the Term Advances in an amount equal to 50% of such Equity Issuance Proceeds or contributions; provided that, (A) if no Default exists or would arise therefrom, then such Equity Issuance Proceeds or contributions shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Equity Issuance Proceeds or contributions are reasonably expected to be used to fund Acquisitions or reinvested in fixed assets in a manner permitted under this Agreement within 90 days following the date the Borrower or such Subsidiary received such Equity Issuance Proceeds or contributions (which officer’s certificate shall set forth the estimates of the amounts to be so expended); and (B) if all or any portion of such Equity Issuance Proceeds or contributions are not reinvested within such 90-day period as provided in clause (A) above, then 50% of such unused portion shall be applied on the last day of such period as a mandatory prepayment of the Term Advances.

(iv)       If the Borrower or any Subsidiary completes an Asset Sale which is not a Permitted Asset Sale, then the Borrower shall, no later than one Business Day following the completion such Asset Sale, prepay the Term Advances in an amount equal to 100% of the Net Cash Proceeds generated from such Asset Sale.

(v)        If the Borrower or any Subsidiary completes an Asset Sale which is a Permitted Asset Sale, then the Borrower shall, no later than one Business Day following the completion such Asset Sale, prepay the Term Advances in an amount equal to 100% of the Net Cash Proceeds generated from such Asset Sale; provided that, (A) if no Default exists or would arise therefrom, then such Net Cash Proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in a manner permitted under this Agreement in fixed assets that become Collateral within 180 days following the date of such Asset Sale (which officer’s certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds are not reinvested within such 180-day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period as a mandatory prepayment of the Term Advances.

(vi)       If the Borrower or any Subsidiary receives any Extraordinary Receipts (whether from a single event or related series of events and whether as one payment or a series of payments), then the Borrower shall, no later than three Business Days following the receipt of such Extraordinary Receipts, prepay the Term Advances in an amount equal to 100% of the amount of such Extraordinary Receipts; provided that, (A) if no Default exists or would arise therefrom, then such Extraordinary Receipts shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Extraordinary Receipts are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 180 days following the date the Borrower or such Subsidiary received such Extraordinary Receipts (which officer’s certificate shall set forth the estimates of the amounts to be so expended); (B) if all or any portion of such Extraordinary Receipts are not reinvested within such 180-day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period as a mandatory prepayment of the Term Advances; and (C) if an Event of Default exists and such Extraordinary Receipts are insurance proceeds, the Borrower shall turn such proceeds over to the Administrative Agent in accordance with Section 5.3(d).

(vii)      If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.15, the Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Revolving Pro Rata Shares of the Revolving Lenders arising from such increase.  Any prepayment made by Borrower in accordance with this clause (vii) may be made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection with such increase occurring simultaneously with the prepayment.

(d)      Interest; Costs.  Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

(e)      Application of Prepayments.  Each mandatory prepayment of an Advance required by Section 2.4(c)(ii) – (vi) shall be applied to the scheduled principal installments of the Term Advances in the inverse order of maturity until such time as the Term Advances are repaid in full.

Section 2.5          Repayment.

(a)      Revolving Advances.  The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender the aggregate outstanding principal amount of the Revolving Advances on the Revolving Maturity Date.

(b)      Term Advances.  The Borrower shall pay to Administrative Agent for the ratable benefit of each Term Lender the aggregate outstanding principal amount of the Term Advances as follows:  (i) quarterly installments each equal to $2,500,000 and due and payable on March 31, June 30, September 30, and December 31 of each year commencing on September 30, 2013, and (ii) a final installment of the remaining, unpaid principal balance of the Term Advances due and payable on the Term Maturity Date.

(c)      Swing Line Advances.  Each Swing Line Advance shall be paid in full on each Swing Line Payment Date.

Section 2.6          Fees.

(a)      Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee on the average daily amount by which (i) such Lender’s Revolving Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure, at the rate equal to the Applicable Margin for Commitment Fees for such period; provided that, no such commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender.  Such Commitment Fee is due quarterly in arrears on March 31st, June 30th, September 30th, and December 31st of each year commencing on September 30, 2013 and on the Revolving Maturity Date.  For the avoidance of doubt and for purposes of this Section 2.6(a)(i) only, outstanding Swing Line Advances shall not reduce the amount of unused Revolving Commitment.

(b)      Fees for Letters of Credit.  The Borrower agrees to pay the following:

(i)         Subject to Section 2.14, to the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances per annum on the face amount of such Letter of Credit, and (B) $750 per Letter of Credit.  Such fee shall be due and payable quarterly in arrears March 31st, June 30th, September 30th, and December 31st of each year, and on the Revolving Maturity Date.

(ii)        To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750.  Such fee shall be due and payable quarterly in arrears on March 31st, June 30th, September 30th, and December 31st of each year, and on the Revolving Maturity Date.

(iii)       To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.  Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c)      Administrative Agent Fee.  The Borrower agrees to pay the fees to the Administrative Agent as set forth in the WFS Fee Letter.

Section 2.7          Interest.

(a)      Base Rate Advances.  Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period.  The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances, quarterly in arrears, on each March 31st, June 30th, September 30th, and December 31st commencing on September 30, 2013, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.

(b)      Eurodollar Advances.  Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period.  The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.

(c)      Swing Line Advances.  The Swing Line Advances shall bear interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender.  The Borrower shall pay all accrued but unpaid interest on each Swing Line Advance to the Swing Line Lender, quarterly in arrears, on each March 31st, June 30th, September 30th, and December 31st commencing on September 30, 2013, and on the Maturity Date or such dates as otherwise agreed to between the Swing Line Lender and the Borrower.

(d)      Retroactive Adjustments of Applicable Margin.  In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at Level I, as set forth in Schedule I, if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.  This Section 2.7(d) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.7(e) or Article 7.  The Borrower’s obligations under this Section 2.7(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(e)      Default Rate.  Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate.  Interest accrued pursuant to this Section 2.7(e) and all interest accrued but unpaid on or after the Revolving Maturity Date and the Term Maturity Date, as applicable, shall be due and payable on demand.

Section 2.8          Illegality.  If any Lender in its good faith judgment shall notify the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.9          Breakage Costs.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)      any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.11(a) or Section 2.14) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)      any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)      any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.9, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Section 2.10          Increased Costs.

(a)      Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, financial institutions generally, including any Lender (or its applicable Lending Office) (except any reserve requirement included in the Eurodollar Rate Reserve Percentage) or the Issuing Lender;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on financial institutions generally, including any Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) or such other Recipient of making, Converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office), the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or such other Recipient, the Borrower will pay to such Lender within three Business Days after written demand made by such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of financial institutions generally, including such Lender’s or Issuing Lender’s holding company or any corporation controlling such Lender or the Issuing Lender, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swing Line Advances held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies, the policies of the corporation controlling such Lender or the Issuing Lender, and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)      Mitigation.  Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it.  Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts necessary to compensate such Lender as specified in paragraphs (a) and (b) of this Section 2.10 hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11          Payments and Computations.

(a)      Payments.  All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b)      Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds and, as to payments of principal, accompanied by a Notice of Optional Payment or Notice of Mandatory Payment, as applicable, from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower.  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8, 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c)      Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)      Computations.  All computations of interest for Base Rate Advances (other than Base Rate Advances based on the Federal Funds Rate or Daily One-Month LIBOR) shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e)      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary, or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 2.12          Taxes.

(a)      Issuing Lender.  For purposes of this Section 2.12, the term “Lender” includes any Issuing Lender.

(b)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement.  If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)      Payment of Other Taxes by Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)      Indemnification by Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)      Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)      Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)      Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)      Treatment of Certain Refunds.  If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)      Survival.  Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.13          Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      Replacement Lender.  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.12) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)         As to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.7, unless such fee has been waived by the Administrative Agent;

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       such assignment does not conflict with applicable Legal Requirement;

(v)        with respect to a Non-Consenting Lender, the proposed amendment, modification, waiver, consent or release with respect to this Agreement or any other Credit Document has been approved by the Majority Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of such assignment (and, if applicable, one or more other assignments) contemplated by this Section; and

(vi)       if such Lender is being replaced solely as a result of it being a Defaulting Lender, then such Lender may only be replaced in its capacity as a Revolving Lender and, if it has any unused Term Commitment, in its capacity as a Term Lender but, in any event, if its Term Commitment is fully funded, then not in its capacity as a Term Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.  Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.13, the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(c)(iii).

Section 2.14          Defaulting Lender.

(a)      Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.2(i) and the Swing Line Lender’s Fronting Exposure, if any, with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.2(i) and the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender with respect to future Swing Line Advances; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Revolving Lenders (or if applicable, the Term Lenders) pro rata in accordance with the applicable Commitments without giving effect to Section 2.14(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive fees under Section 2.6(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.2(i).

(C)           With respect to any fee under Section 2.6(b)(i) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Exposure and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral, Repayment of Swing Line Advances.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Legal Requirement, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.2(i).

(b)      Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Advances or the Term Advances, as applicable, of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.14(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

(c)      Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)      Swing Line Advances.  So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.15          Increase in Commitments.

(a)      At any time prior to the Business Day immediately preceding the Revolving Maturity Date or the Term Maturity Date, the Borrower may effectuate one or more increases in the aggregate Revolving Commitments and/or Term Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Revolving Commitment and/or Term Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $10,000,000 (or, in the event the aggregate of all previously effectuated Commitment Increases equals $20,000,000, $5,000,000), (ii) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances and the Term Commitments and Term Advances, as applicable, except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases shall not exceed $25,000,000, (iv) such Commitment Increase shall not effect an increase in the aggregate Revolving Commitments if the Revolving Maturity Date has occurred and (v) such Commitment Increase shall not effect an increase in the aggregate Term Commitments if the Term Maturity Date has occurred.  The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders.  This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b)      The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request and (C) if the Commitment Increase involves an increase of Term Commitments, an amendment to this Agreement signed by the Borrower, the Administrative Agent and such Increasing Lenders and Additional Lenders, as applicable, to amend the necessary provisions of this Article 2 to account for such increase in Term Commitments; provided that, the amortization payments due to any Lender shall not be decreased without the consent of such Lender, (ii) the satisfaction of the conditions set forth in Section 3.2 and the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.4(c)(vii), (iii) the funding by each Increasing Lender and Additional Lender of the Term Advances in the amount of such Lender’s increased Term Commitment; (iv) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) the representations and warranties contained in Article 4 shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and (C) the pro forma compliance with the covenants in Sections 6.20 and 6.21, after giving effect to such Commitment Increase and the funding of the Term Advances in connection therewith, and (v) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and/or Additional Lender and the Borrower.

(c)      On such Increase Date if the Revolving Commitments are then being increased, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s applicable pro rata share of such Letter of Credit Obligations (such pro rata share for such Lender to be determined as of the Increase Date in accordance with its Revolving Commitment on such date as a percentage of the aggregate Revolving Commitment on such date) without further action by any party.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1          Conditions Precedent to Initial Credit Extension.  The obligations of each Lender to make the initial Credit Extension shall be subject to the conditions precedent that:

(a)      Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)         this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to the order of each applicable Lender;

(ii)        the Guaranty executed by all Subsidiaries of the Borrower existing on the Closing Date;

(iii)       the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv)       fully executed Mortgages covering all fee owned real property of any Credit Party, together with (A) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and (B) if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973;

(v)        certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vi)       a certificate from a Responsible Officer of the Borrower dated as of the Closing Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct, (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met;

(vii)      a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(viii)     certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(ix)       legal opinions of (A) Olshan Frome Wolosky LLP, New York counsel to the Credit Parties and (B) Nilles Law Firm, North Dakota counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent; and

(x)        such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)      Consents; Authorization; Conflicts.  The Borrower shall have received any consents, permits, licenses and approvals required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.  In addition, the Credit Parties shall have all such material consents, licenses and approvals required in connection with their continued operation, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)      Representations and Warranties.  The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d)      Fee Letter; Payment of Fees.  The Borrower shall have executed and delivered each Fee Letter.  Borrower shall have paid the fees and expenses required to be paid as of the Closing Date in each Fee Letter and such fees and expenses required to be paid as of the Closing Date pursuant to Sections 2.6(c) and 9.1 or any other provision of a Credit Document.

(e)      Other Proceedings.  No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened, and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document, or any transaction contemplated hereby or thereby or (ii) which, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(f)       Other Reports.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports (including all available (i) Phase I Environmental Site Assessment Reports and (ii) Phase II Environmental Site Assessment Reports), and such other reports, audits or certifications as it may reasonably request.

(g)      Material Adverse Change.  Since December 31, 2012, (a) there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change and (b) the Administrative Agent shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any due diligence, information or matter (including any financial information and projections previously delivered to the Administrative Agent) previously disclosed to the Administrative Agent by Borrower.

(h)      No Default.  No Default shall have occurred and be continuing.

(i)       Solvency.  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Borrowings made hereunder on the Closing Date, the Borrower and each such other Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j)       Delivery of Financial Statements.  The Administrative Agent shall have received true and correct copies of (i) the Financial Statements referred to in Section 4.4, (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, covering the first four full years after the Closing Date (and which projections shall not be inconsistent with information previously provided to the Administrative Agent) and (iii) a pro forma balance sheet of the Borrower and its consolidated Subsidiaries as of the Closing Date calculated giving pro forma effect to the Transactions.

(k)      Appraisal Report.  The Administrative Agent shall have received a written appraisal conducted by an industry recognized third party appraiser acceptable to the Administrative Agent stating, among other things, a detailed OLV for machinery, parts, equipment and other fixed assets, of the Credit Parties, together with a specified procedures letter from such appraiser satisfactory to the Administrative Agent in its sole discretion.

(l)       Real Property Appraisal.  The Administrative Agent shall have received a written appraisal conducted by an industry recognized third party appraiser acceptable to the Administrative Agent stating, among other things, the appraised value of the fee owned real property of the Credit Parties.

(m)     Field Examination.  The Administrative Agent shall have received satisfactory results of a field exam of the Properties of the Borrower and its Subsidiaries, including an exam of the financial and accounting reports of the Credit Parties for the fiscal quarter period ended March 31, 2013 and including an inspection and review of the books and records of the Credit Parties.

(n)      Borrowing Base Certificate.  The Administrative Agent shall have received a completed Borrowing Base Certificate duly executed by a financial officer of the Borrower, dated as of the Closing Date and setting forth the calculation of the initial Borrowing Base.

(o)      Notices of Borrowing.  The Administrative Agent shall have received Notices of Borrowing from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower.

(p)      Collateral Lists; Aging Reports; Miscellaneous Due Diligence.  The Administrative Agent shall have received or completed, and be satisfied with the result of, (i) an aging report of the Credit Parties’ Receivables and accounts payable which are included in the initial Borrowing Base calculated under the Borrowing Base Certificate delivered pursuant to clause (n) above, (ii) a listing of the Credit Parties’ fixed assets, (iii) a completed Schedule 3.1 which shall list all real property owned or leased by the Credit Parties and including a notation as to all locations where any equipment or inventory of any Credit Party is kept, and (iv) a list of the top ten customers of the Credit Parties.

(q)      Tax Sharing Agreement; Phantom Stock Plan.  The Administrative Agent shall have received a copy of (i) the Tax Sharing Agreement, which such Tax Sharing Agreement shall be in form and substance satisfactory to the Administrative Agent, and (ii) the Phantom Stock Plan, each certified as being true, correct and complete by a Responsible Officer of the Borrower.

(r)       Refinancing of Existing Credit Agreement.  Prior to, or concurrently with, the making of the initial Advances hereunder, all outstanding obligations owing under the Existing Credit Agreement and the credit documents related thereto shall have been paid or refinanced in full, and the Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent with respect to all such Debt being refinanced with the initial Advances to be made hereunder.

(s)       USA Patriot Act.  The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(t)       Pro Forma Compliance Certificate.  The Administrative Agent shall have received a compliance certificate in form acceptable to the Administrative Agent and executed by the chief executive officer or chief financial officer of the Borrower, reflecting the Borrower’s pro forma compliance with (i) the financial covenants in Sections 6.20 and 6.21 as of the fiscal quarter ended March 31, 2013, assuming that such financial covenants applied as of such fiscal quarter end, and (ii) the condition precedent set forth in clause (w) below, in each case after giving pro forma effect to the Transactions.

(u)      Capital Structure.  The capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent.

(v)      Liquidity.  On the Closing Date after giving pro-forma effect to the Transactions, Liquidity shall be greater than or equal to $10,000,000.

(w)      Closing Date Debt to Capitalization Ratio.  The Closing Date Debt to Capitalization Ratio shall be less than or equal to 60%.

(x)       Due Diligence.  The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental and financial due diligence of the Credit Parties and their Affiliates.

(y)      Account Control Agreements; Blocked Account.  The Administrative Agent shall have received Account Control Agreements covering the First National Bank Accounts.  The Administrative Agent shall have received evidence satisfactory to it that at least $4,000,000 has been deposited by the Borrower into a deposit account with the Administrative Agent, which funds are to be transferred into the Blocked Account, and Borrower shall have executed the documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent may request in connection therewith to establish such Blocked Account.

(z)       Liens.  The Administrative Agent shall have received (i) evidence satisfactory to it that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens and (ii) lien releases and UCC terminations releasing of record the Liens which exist on or prior to the Closing Date and which secure the Existing Credit Agreement.

Section 3.2          Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of the Issuing Lender to issue, increase, renew or extend a Letter of Credit and of any reallocation of Letter of Credit Exposure provided in Section 2.14, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a)      Representations and Warranties.  As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Letter of Credit Exposure, the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.  Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

(b)      Event of Default.  As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit, or the reallocation of the Letter of Credit Exposure, as applicable, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default or Event of Default.  Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

Section 3.3          Determinations Under Sections 3.1 and 3.2.  For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1          Organization.  Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation.  Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change.  As of the Closing Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2          Authorization.  The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any Legal Requirement or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.  At the time of each Advance or the issuance, renewal, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower’s limited liability powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate of formation, operating agreement or limited liability company agreement, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3          Enforceability.  The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4          Financial Condition.

(a)      The Borrower has delivered to the Administrative Agent (i) audited consolidated financial statements for the Parent and its Subsidiaries dated as of December 31, 2012 for the fiscal year ended thereon and (ii) unaudited consolidated financial statements for the Borrower and its Subsidiaries dated as of March 31, 2013 for the fiscal quarter ended thereon.  The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP, subject, in the case of the financial statements referred to in clause (ii) of the preceding sentence, only to normal year-end audit adjustments, the absence of footnotes and the exclusion of both stock based compensation and the effects of deferred income Taxes recorded that are recorded at the Parent, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)      Since the Closing Date, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

Section 4.5          Ownership and Liens; Real Property.  Each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real Property, and good title to all personal Property, used in its business, and (b) none of the Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except Permitted Liens.  As of the Closing Date, the Borrower and its Subsidiaries neither own nor lease any real property other than that listed on Schedule 3.1 and all inventory and equipment (other than office equipment and equipment located on jobsites or in transit) owned by the Borrower and its Subsidiaries are located at the fee owned real property listed on Schedule 3.1.

Section 4.6          True and Complete Disclosure.  All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.  All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7          Litigation.  There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change.  Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8          Compliance with Agreements.

(a)      Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirements the performance of or compliance with which could reasonably be expected to result in a Material Adverse Change.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to result in a Material Adverse Change.  To the best knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, and neither the Borrower nor any of its Subsidiaries has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Change.

(b)      No Default has occurred and is continuing.

Section 4.9          Pension Plans.  (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10          Environmental Condition.

(a)      Permits, Etc.  Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii)  has at all times been and is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii)  has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv)  is not subject to any actual or contingent Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

(b)      Certain Liabilities.  To the Credit Parties’ best knowledge, none of the present or previously owned or operated Property of any Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could result in a Material Adverse Change.

(c)      Certain Actions.  Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11          Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11.  Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Closing Date) has complied with the requirements of Section 5.6.

Section 4.12          Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13          Taxes.  Proper and accurate (in all material respects), federal, state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary or any member of the Affiliated Group as defined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding.  Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.

Section 4.14          Permits, Licenses, etc.  Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business.  Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15          Use of Proceeds.  The proceeds of the Advances will be used by the Borrower  for the purposes described in Section 6.6.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation  T, U or X.

Section 4.16          Condition of Property; Casualties.  The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear excepted.  Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17          Insurance.  Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Person of similar size engaged in similar businesses.

Section 4.18          Security Interest.  Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19          Foreign Assets Control Regulations, etc.

(a)      Neither any Letter of Credit nor any part of the proceeds of the Advances or Letters of Credit will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)      Neither the Borrower nor any Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  Borrower and each Subsidiary is in compliance, in all material respects, with the USA Patriot Act.

(c)      Borrower and each Subsidiary is in compliance with any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

(d)      Neither any Letter of Credit nor any part of the proceeds of the Advances or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to a Credit Party.

Section 4.20          Solvency.  Before and after giving effect to the making of each Advance and the issuance, increase, or amendment of each Letter of Credit, the Credit Parties are, when taken as a whole, Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

ARTICLE 5
AFFIRMATIVE COVENANTS

So long as any Secured Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Credit Party agrees to comply with the following covenants.

Section 5.1          Organization.  Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to result in a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2          Reporting.

(a)      Annual Financial Reports.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (other than the fiscal year ended December 31, 2013), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit except to the extent such consolidated statements are qualified pursuant to the below, and such statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that such statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to the exclusion of both stock based compensation and the effects of deferred income Taxes (in each case, to the extent such items are recorded at the Parent and do not affect the consolidated statements of the Borrower and, in the case of the effects of deferred income Taxes, only for such Tax years in which the Borrower is a pass-through entity or a member of a consolidated group with the Parent for Tax purposes), and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)      Quarterly Financials.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2013),  an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year-end audit adjustments, the absence of footnotes and the exclusion of both stock based compensation and the effects of deferred income Taxes (in each case, to the extent such items are recorded at the Parent and do not affect the consolidated statements of the Borrower and, in the case of the effects of deferred income Taxes, only for such Tax years in which the Borrower is a pass-through entity or a member of a consolidated group with the Parent for Tax purposes), and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(c)      Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief financial officer, treasurer or controller of the Borrower.

(d)      Borrowing Base Certificate.  As soon as available and in any event within 45 days after the end of each calendar month (commencing June, 2013), the Borrower shall provide to the Administrative Agent, a certificate of chief executive officer or chief financial officer of the Borrower calculating the Borrowing Base in the form of the Borrowing Base Certificate then in effect as of the end of such calendar month, including therein, among other things, a monthly accounts receivable aging and accounts payables aging report of the Credit Parties.

(e)      Account Debtors.  As soon as available and in any event within 30 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent a listing of all Account Debtors including physical addresses, contact names and phone numbers.

(f)      Annual Budget.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide to Administrative Agent a detailed consolidated budget for the following four fiscal quarters (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following four fiscal quarters, and the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), and as soon as available, significant revisions, if any, of such budget and Projections with respect to such fiscal quarters, which Projections shall in each case be accompanied by a certificate of the chief executive officer or chief financial officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that the chief executive officer or chief financial officer of the Borrower has no reason to believe that such Projections are incorrect or misleading in any material respect; and be in a format and with such detail as Administrative Agent may reasonably request.

(g)      Defaults.  The Credit Parties shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge or the occurrence thereof, a notice of each Default or Event of Default known to the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and proposes to take with respect thereto.

(h)      Other Creditors.  The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement.

(i)       Litigation.  The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $250,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $250,000.

(j)       Environmental Notices.  Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $250,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $250,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $250,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(k)      Material Changes.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(l)       Termination Events.  As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto.

(m)     Termination of Plans.  Promptly and in any event within five Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from the PBGC of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, the Credit Parties shall provide to the Administrative Agent a copy of such notices.

(n)      Other ERISA Notices.  Promptly and in any event within five Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA, the Credit Parties shall provide the Administrative Agent a copy of such notice.

(o)      Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority.

(p)      Disputes; etc.  The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $250,000.

(q)      Management Letters; Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report.

(r)      Insurance Reports; Information to Insurer.  Promptly and in any event no later than the earlier of (i) fifteen (15) Business Days after each fiscal quarter end and (ii) delivery thereof to the insurance companies the Credit Parties shall provide to the Administrative Agent all sales declarations, notifications of adverse information, notifications of overdue accounts, notices of claims and such other information requested or required by the insurer or the Administrative Agent.

(s)      Other Information.  Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3          Insurance.

(a)      Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance (including hazard and business interruption insurance) in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or otherwise acceptable to the Administrative Agent and with reputable insurers acceptable to the Administrative Agent.

(b)      Copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent.  All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ prior written notice to the Administrative Agent.

(c)      Each Credit Party, upon request of the Administrative Agent, shall provide the Administrative Agent with all information required by the Administrative Agent to procure a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether any real property constituting Collateral is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and, if such property is designated to be located in a “flood hazard area”, each applicable Credit Party shall provide the Administrative Agent with evidence of (i) flood insurance on such property obtained by such Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and (ii) all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)      Notwithstanding Section 2.4(c)(vi) of this Agreement, after the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e)      In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement.  Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4          Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local Legal Requirements (including Environmental Laws and the Patriot Act) that are applicable to the operations and Property of any Credit Party and to maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5          Taxes.  Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all Taxes imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any Tax which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6          New Subsidiaries.  The Borrower shall deliver to the Administrative Agent each of the items set forth on Schedule III attached hereto with respect to each Subsidiary of the Borrower created after the Closing Date and within the time requirements set forth in Schedule III.

Section 5.7          Security.  Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent a Lien in any Property of such Credit Party or such Subsidiary now owned or hereafter acquired (other than owned or leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property.  Notwithstanding the foregoing, the Borrower shall, and shall cause each Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Properties, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Domestic Subsidiary and held by a Domestic Subsidiary or the Borrower; and (ii) 100% of Equity Interests issued by First Tier Foreign Subsidiaries which are owned by the Borrower or any Domestic Subsidiary but, in any event, no more than 66% of the outstanding Voting Securities issued by any First Tier Foreign Subsidiary.

Section 5.8          Deposit Accounts.  From and after 60 days following the Closing Date (or such later date as the Administrative Agent may determine in its sole discretion), each Credit Party shall, and shall cause each of its Subsidiaries to, (a) maintain their principal operating accounts and all other deposit accounts (other than the First National Bank Accounts) with the Administrative Agent and (b) deposit all proceeds of Eligible Receivables which were considered in calculating the then effective Borrowing Base into such accounts with the Administrative Agent or accounts that are subject to Account Control Agreements; provided that, the requirements of this Section 5.8 shall not apply to deposit accounts that are designated solely as accounts for, and are used solely for, payroll funding or petty cash in an amount not to exceed $100,000 in the aggregate.  The Borrower agrees to maintain the Blocked Account until the funds therein are released as provided in Section 9.20.

Section 5.9          Records; Inspection.  Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition.  From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof.

Section 5.10          Maintenance of Property.  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to result in a Material Adverse Change.

Section 5.11          Certificates of Title.  For each item of Certificated Equipment (other than Certificated Equipment with an OLV less than $50,000 individually and $500,000 in the aggregate for all Certificated Equipment) the Borrower shall deliver (a) within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after the Closing Date for any such Certificated Equipment owned by the Borrower or any Subsidiary on the Closing Date and (b) within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after the purchase of any such Certificated Equipment by the Borrower or any Subsidiary after the Closing Date, a certificate of title for such equipment naming a Credit Party as the owner and naming the Administrative Agent as the holder of the first lien thereon.

Section 5.12          Appraisal Reports; Field Exams.  The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent to, at any reasonable time, and from time to time upon request by the Administrative Agent with reasonable notice, perform the following:

(a)      If an Event of Default has occurred and is continuing, a written appraisal update conducted by an industry recognized third party appraiser acceptable to the Administrative Agent stating, among other things, a detailed OLV for machinery, parts, equipment and other fixed assets, of the Borrower and its Subsidiaries, together with a specified procedures letter from such appraiser satisfactory to the Administrative Agent in its sole discretion;

(b)      If an Event of Default has occurred and is continuing, a written appraisal conducted by an industry recognized third party appraiser acceptable to the Administrative Agent stating, among other things, the appraised value of the fee owned real property of the Credit Parties; and

(c)      a field exam of the Properties of the Borrower and its Subsidiaries which comprise the Borrowing Base, including an inspection and review of the books and records of the Credit Parties; provided that, if no Default has occurred and is continuing, only one such field exam per fiscal year shall be at the Borrower’s sole cost and expense; provided further that if no Default has occurred and is continuing, any field exam performed at the request of the Borrower shall be performed at the Borrower’s sole cost and expense.

If a Default has occurred and is continuing, the Administrative Agent may perform any additional appraisal reports and field exams, and all such reports and field exams shall be performed at the Borrower’s sole cost and expense.

Section 5.13          Further Assurances; Cure of Title Defects.  Each Credit Party shall, and shall cause each Subsidiary to, cure promptly any defects in the execution and delivery of the Credit Documents.  The Credit Parties hereby authorize the Administrative Agent to file any financing statements to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents.  Each Credit Party at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any Credit Party or Subsidiary, as the case may be, in the Credit Documents, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after a request by the Administrative Agent to cure any title defects or exceptions which are not Permitted Liens raised by such information, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and the Guarantors’ ownership of such Properties and the Administrative Agent’s Liens and security interests therein.

ARTICLE 6
NEGATIVE COVENANTS

So long as any Secured Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Credit Party agrees to comply with the following covenants.

Section 6.1          Debt.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)      the Obligations and the Banking Services Obligations;

(b)      intercompany Debt owed by any Credit Party to any other Credit Party; provided that (i) such Debt is subordinated to the Secured Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent; and (ii) any such loans and advances made by a Credit Party shall be evidenced by a promissory note pledged to Administrative Agent for the ratable benefit of the Secured Parties;

(c)      purchase money indebtedness or Capital Leases outstanding on the Closing Date and set forth in detail in the attached Schedule 6.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension;

(d)      purchase money indebtedness or Capital Leases incurred after the Closing Date; provided that, (i) no Credit Party may enter into additional indebtedness of the type described in this clause (d) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default, and (ii) such Debt permitted under this clause (d) shall not exceed an aggregate principal amount of $7,500,000 at any time;

(e)      Hedging Arrangements permitted under Section 6.16;

(f)      Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g)      unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed $5,000,000 at any time;

(h)      unsecured Debt in an aggregate principal amount not exceeding $5,000,000 provided by Parent or any of Parent’s Affiliates to any Credit Party, which is subordinated to the Secured Obligations on terms and conditions acceptable to the Administrative Agent, provides for interest payable solely in additional principal of such Debt or Equity Interests of the Borrower permitted to be issued under Section 6.19 and has a maturity date occurring at least one year after the later of the Revolving Maturity Date and the Term Maturity Date;

(i)      Phantom Stock Distributions permitted under Section 6.9(e); and

(j)      Rogue Earn Out Obligations.

Section 6.2          Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)      Liens securing the Secured Obligations pursuant to the Security Documents;

(b)      Liens imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being actively contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established in accordance with GAAP;

(c)      Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)      Liens for Taxes which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(e)      Liens securing purchase money indebtedness or Capital Lease obligations permitted under Section 6.1(c) or (d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money indebtedness or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased;

(f)       Liens arising from precautionary UCC financing statements regarding operating leases to the extent such operating leases are permitted hereby;

(g)      encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h)      Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depositary institution;

(i)       Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j)       judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced; and

(k)      Liens on Property of a person existing at the time such person is acquired or merged with or into or consolidated with the Borrower as a Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereof), and (ii) secure Debt permitted by Section 6.1(c) or (d).

Section 6.3          Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a)      investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b)      Liquid Investments;

(c)      loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of, or interests in, any Person existing on the Closing Date, in each case as specified in the attached Schedule 6.3 and made on or prior to the Closing Date; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d)      loans, advances and equity contributions by a Credit Party to any other Credit Party and investments held by a Credit Party in any other Credit Party; and

(e)      creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6.

Section 6.4          Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions other than an Acquisition that meets each of the following conditions:

(a)      the Borrower shall have provided not less than 10 days’ prior written notice of such Acquisition to the Administrative Agent, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(b)      no Default exists both before and after giving effect to such Acquisition;

(c)      the Administrative Agent shall have received a compliance certificate in form acceptable to the Administrative Agent and executed by the chief executive officer or chief financial officer of the Borrower, reflecting (i) the Borrower’s pro forma compliance with the financial covenant in Section 6.21 and (ii) a pro forma Leverage Ratio of no greater than 0.25 less than the maximum ratio set forth under Section 6.20 as of the fiscal quarter ended immediately prior to such Acquisition, assuming that such financial covenants applied as of such fiscal quarter end and after giving pro forma effect to the Acquisition;

(d)      after giving pro forma effect to the Acquisition, Liquidity shall be greater than or equal to $5,000,000;

(e)      such Acquisition is substantially related to the business of the Borrower and Subsidiaries, taken as a whole, and is not hostile; and

(f)       if such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Subsidiary of the Borrower; and if such Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or one of its direct or indirect Subsidiaries shall acquire such assets.

Section 6.5          Burdensome Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Documents and agreements governing Debt permitted by Section 6.1(c) or (d) to the extent such restrictions govern only the asset financed pursuant to such Debt) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6          Use of Proceeds; Use of Letters of Credit.  No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Advances for any purposes other than (i) to fund Capital Expenditures, (ii) to make the Permitted Closing Date Equity Distribution, (iii) working capital purposes of any Credit Party, or (iv) for other general corporate purposes of any Credit Party, including the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents; or (b) use the proceeds of the Letters of Credit for any purposes other than (i) to fund Capital Expenditures, (ii) working capital purposes of any Credit Party, or (iii) other general corporate purposes of any Credit Party.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7          Corporate Actions; Accounting Changes.

(a)      No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, (i) any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and (ii) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

(b)      No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without prior written notice to, and prior consent of, the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire new Subsidiaries if such new Subsidiaries comply with Section 5.6 and such transactions otherwise comply with the terms of this Agreement, (iii) sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement, (iv) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in any manner materially adverse to the Administrative Agent, or (v) a change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 6.8          Sale of Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (a) any Credit Party may sell inventory in the ordinary course of business, (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the Administrative Agent; and (c) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) – (b); provided that, the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $1,000,000 in any fiscal year.

Section 6.9          Restricted Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that so long as no Default exists or would result from the making of such Restricted Payment:

(a)      the Borrower may declare and pay a cash dividend to the Parent, on the Closing Date in an amount not to exceed $80,000,000 (the “Permitted Closing Date Equity Distribution”);

(b)      the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party;

(c)      the Borrower may pay Management Fees not exceeding $500,000 in the aggregate during any fiscal year;

(d)      the Borrower may declare and pay Permitted Tax Distributions; and

(e)      the Borrower may make Phantom Stock Distributions on or prior to February 1, 2016, provided that:

(i)         the Phantom Stock Distributions shall not exceed $4,000,000 in the aggregate; and

(ii)        after giving pro forma effect to any Phantom Stock Distribution, Liquidity shall be greater than or equal to $5,000,000.

Section 6.10          Affiliate Transactions.  Except for Restricted Payments permitted under Sections 6.9(a) and 6.9(c), no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate.

Section 6.11          Line of Business.  No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Closing Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12          Hazardous Materials.  No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13          Compliance with ERISA.  Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary of Borrower could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.14          Sale and Leaseback Transactions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, for the avoidance of doubt, this covenant shall not apply to Capital Leases.

Section 6.15          Operating Leases.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of the Borrower or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Subsidiaries to exceed $2,000,000 during any fiscal year of the Borrower.

Section 6.16          Limitation on Hedging.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, (ii) extends beyond the Term Maturity Date, or (iii) obligates the Borrower or any of its Subsidiaries to any margin call requirements.

Section 6.17          Capital Expenditures.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, cause the aggregate Unfinanced Capital Expenditures (excluding Equity Funded Capital Expenditures) expended by the Borrower or any of its Subsidiaries to exceed (a) $7,500,000 in the aggregate during the fiscal year ending December 31, 2013 and (b) $12,500,000 in the aggregate during each fiscal year thereafter;  provided, that (x) if the Credit Parties do not expend such amounts during any fiscal year, then the Credit Parties shall be permitted to carry over any unused funds up to 50% of such unused amount for use in the immediately subsequent fiscal year and (y) Capital Expenditures made pursuant to this Section 6.17 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) above and, second, in respect of amounts permitted for such fiscal year as provided above.

Section 6.18          Landlord Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Security Documents at premises within the U.S. which are not owned by a Credit Party unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or inventory is located at premises within the U.S. that are leased by a Credit Party and with respect to which such Credit Party has used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent, or (iii) such equipment is office equipment located at any Credit Party’s regional corporate headquarters or sales offices, or (b) after the Closing Date, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to Administrative Agent (other than extensions of existing leases) unless no inventory is located on such premises and the equipment located on such premises is office equipment located at any Credit Party’s regional corporate headquarters or sales offices.

Section 6.19          Equity Issuance.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue any preferred, convertible equity securities or other Equity Interests other than preferred Equity Interests which require no payments, conversions or other redemptions other than payments made in the form of additional Equity Interests permitted under this Section 6.19 or common Equity Interests of the Borrower and common Equity Interests of the Subsidiaries issued to the Borrower.

Section 6.20          Leverage Ratio.  Borrower shall not permit the Leverage Ratio as of each fiscal quarter end to be more than (a) 3.00 to 1.00 for each fiscal quarter ending on or after September 30, 2013 but prior to June 30, 2015, (b) 2.75 to 1.00 for each fiscal quarter ending on or after June 30, 2015 but prior to June 30, 2017; and (c) 2.50 to 1.00 for each fiscal quarter ending on or after June 30, 2017.

Section 6.21          Fixed Charge Coverage Ratio.  Borrower shall not permit the Fixed Charge Coverage Ratio as of each fiscal quarter end to be less than (a) 1.15 to 1.00 for each fiscal quarter ending on or after September 30, 2013 but prior to December 31, 2016 and (b) 1.25 to 1.00 for each fiscal quarter ending on or after December 31, 2016.

Section 6.22          Trade Accounts Payable.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur or permit to exist any accounts payable to trade creditors other than accounts payable for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith and by appropriate proceedings.

Section 6.23          Tax Sharing Agreement.  Neither the Borrower nor any Subsidiary thereof shall agree to any amendment, restatement, supplement or other modification to, or waiver of, the Tax Sharing Agreement without obtaining the prior written consent of the Administrative Agent.

Section 6.24          Other Bank Accounts.  Without limiting the requirements of Section 5.8, neither the Borrower nor any Subsidiary thereof shall permit the balance held in any deposit accounts (other than the First National Bank Accounts and any deposit account with the Administrative Agent) to exceed $6,000,000 in the aggregate.

ARTICLE 7
DEFAULT AND REMEDIES

Section 7.1          Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)      Payment Failure.  Any Credit Party (i) fails to pay any principal or interest when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b)      False Representation or Warranties.  Any representation or warranty made or deemed to be made by any Credit Party or any officer or employee thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)      Breach of Covenant.  (i) Any breach by any Credit Party of any of the covenants in Sections 5.1, 5.2(d), 5.2(g), 5.3, 5.6, 5.7 or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach described in this clause (ii) shall remain unremedied for a period of 30 days after the earlier of the date notice thereof is given to the Borrower by the Administrative Agent or the date any officer of the Borrower or any other Subsidiary obtained actual knowledge thereof;

(d)      Guaranties.  Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)      Security Documents.  Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing;

(f)       Cross-Default. (i) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than the Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)      Bankruptcy and Insolvency.  (i) Except as permitted under Section 6.7 above, any Credit Party shall terminate its existence or dissolve or (ii) any Credit Party (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under Debtor Relief Laws; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under Debtor Relief Laws and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)      Adverse Judgment.  The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them (regardless of whether a suit has been filed) or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers admit liability, greater than $1,000,000 and, in the case of final judgments, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)       Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $250,000;

(j)       Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $250,000;

(k)      Credit Documents.  Any material provision of any Credit Document shall for any reason cease to be valid and binding on any Credit Party or any such Person shall so state in writing; or

(l)       Change in Control.  The occurrence of a Change in Control.

Section 7.2          Optional Acceleration of Maturity.  If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a)      the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b)      the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, Cash Collateralize an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Exposure is not otherwise paid or Cash Collateralized at such time, and

(c)      the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3          Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)      the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b)      the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, Cash Collateralize an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Exposure is not otherwise paid or Cash Collateralized at such time, and

(c)      the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4          Set-off.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the Secured Obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to the Administrative Agent, such Lender or the Issuing Lender, irrespective of whether or not the Administrative Agent, such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application..  The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section 7.4 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have.

Section 7.5          Remedies Cumulative, No Waiver.  No right, power, or remedy conferred to any Lender Party in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  Any Lender Party may cure any Event of Default without waiving the Event of Default.  No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6          Application of Payments.  Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4(e) and Section 2.11.  During the existence of an Event of Default, all payments and collections received by the Administrative Agent (other than as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary) shall be applied as determined by the Administrative Agent to the Secured Obligations in accordance with Section 2.11, or at the direction of the Majority Lenders, applied in accordance with 2.11 but in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the payment of all accrued interest constituting part of the Secured Obligations (other than the Obligations), the amounts so applied to be distributed ratably among the Secured Parties that are owed such obligations in accordance with the amounts of such Secured Obligations owed to them on the date of any such distribution;

FIFTH, to the payment of any then due and owing principal constituting part of the Secured Obligations (other than the Obligations), the amounts so applied to be distributed ratably among the Secured Parties that are owed such obligations in accordance with the principal amounts of such Secured Obligations owed to them on the date of any such distribution;

SIXTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations, the amounts so applied to be distributed ratably among the Secured Parties in accordance with such amounts owed to them on the date of any such distribution; and

SEVENTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, during the existence of an Event of Default, all payments and collections received by the Administrative Agent resulting from the exercise of remedies against Collateral or against the Borrower or any Subsidiary shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties (including, to the extent applicable to any termination payments owing under Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Services Provider that are owed such obligations) pro rata in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders; provided that, the “principal amount” of the obligations in respect of Hedging Arrangements under this clause shall be the Swap Termination Value then due and owing by the Borrower Entities and the “principal amount” of the Banking Services Obligations shall mean all contractually obligated amount then due and owing by the Borrower Entities other than interest or fees

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations, the amounts so applied to be distributed ratably among the Secured Parties in accordance with such amounts owed to them on the date of any such distribution; and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, payments and collections received by the Administrative Agent from any Credit Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Credit Party’s Collateral (as defined in the Security Agreement)) shall not be applied to Excluded Swap Obligations with respect to any Credit Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Credit Parties (or proceeds received in respect of such other Credit Parties’ Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

Section 7.7          Borrower’s Right to Cure.

(a)      Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under any covenant set forth in Section 6.20 or Section 6.21 and prior to the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Borrower may apply cash Equity Issuance Proceeds from an Equity Issuance or the cash equity contributions, in any case, from the Parent and otherwise in form and substance acceptable to the Administrative Agent in its sole discretion, and in an amount limited to the amount sufficient to bring Credit Parties into compliance with such provision (a “Covenant Cure Payment”) in the manner set forth below in this Section 7.7.  Solely for purposes of calculating the covenant contained in Sections 6.20 and 6.21 for a particular fiscal quarter end, the Borrower may apply the Covenant Cure Payment to increase its consolidated EBITDA for such fiscal quarter so long as (A) Borrower actually receives such Covenant Cure Payment no later than prior to the date on which the applicable financial statements for such fiscal quarter end is due hereunder and (B) Borrower applies such proceeds as a prepayment of Term Advances and, if no Term Advances are outstanding, as prepayment of other Obligations.  Subject to the terms set forth above and the terms in clauses (b), (c) and (d) below, upon (x) application of the proceeds of such Covenant Cure Payment as provided in the immediately preceding sentence and (y) delivery of a Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with Sections 6.20 and 6.21, such Events of Default shall be deemed cured and no longer in existence.

(b)      The Covenant Cure Payment shall be taken into account when calculating the covenants contained in Sections 6.20 and 6.21 as of a particular fiscal quarter end and for any subsequent calculations of the covenants contained in Sections 6.20 and 6.21, including any subsequent calculations of such covenants which contain such particular fiscal quarter as part of its trailing twelve month period or trailing four quarter period.

(c)      The parties hereby acknowledge and agree that, other than solely in connection with calculating the financial covenant set forth in Section 6.20 or Section 6.21, this Section 7.7 shall not be relied on for purposes of calculating any financial ratios or other conditions or compliances (including calculation of the Leverage Ratio for purposes of the Applicable Margin) and shall not result in any adjustment to any amounts other than the amount of the consolidated EBITDA referred to in Section 7.7(a) above for purposes of determining the Borrower’s compliance with Section 6.20 and 6.21.

(d)      In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 7.7 is made.  Furthermore, the Borrower may not utilize more than five cures provided in this Section 7.7.

ARTICLE 8
THE ADMINISTRATIVE AGENT AND ISSUING LENDER

Section 8.1          Appointment and Authority.  Each Lender, the Swing Line Lender and the Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 8 are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2          Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

Section 8.3          Exculpatory Provisions.  The Administrative Agent (which term as used in this Section 8.3 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)      shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.3 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, the Swing Line Lender or the Issuing Lender.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.3) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

Section 8.4          Reliance by Administrative Agent, Swing Line Lender and Issuing Lender.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6          Resignation of Administrative Agent or Issuing Lender.

(a)      The Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent or a successor Issuing Lender, which shall be a Lender.  If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lender, appoint a successor agent or issuing lender meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation by the Administrative Agent or the Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)      If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)      With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations as Administrative Agent and Issuing Lender hereunder and under the other Credit Documents (except that (v) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.  The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article 8 and Sections 9.2(a) and (b), Section 8.9 and Section 2.2(g) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d)      The Swing Line Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of the Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement and the other Credit Documents with respect to Swing Line Advances made by it prior to such resignation, but shall not be required to make any additional Swing Line Advances.  Upon such notice of resignation, the Borrower shall have the right to designate any other Lender as the Swing Line Lender with the consent of such Lender so long as operational matters related to the funding of Advances have been adequately addressed to the reasonable satisfaction of such new Swing Line Lender and the Administrative Agent (if such new Swing Line Lender and the Administrative Agent are not the same Person).

Section 8.7          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.8          No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Co-Lead Arrangers, Syndication Agent and Co-Documentation Agents, as applicable, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 8.9          Indemnification.

(a)      INDEMNITY OF ADMINISTRATIVE AGENT.  THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b)      THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE REVOLVING COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO REVOLVING COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE REVOLVING COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO REVOLVING LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH REVOLVING LENDER AGREES TO REIMBURSE THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.10          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.2) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.6.

Section 8.11          Collateral and Guaranty Matters.

(a)      The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents.  The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)      The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; or (e) constituting the Blocked Account and the funds therein subject to the terms set forth in Section 9.20; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement.  Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.11.

(c)      Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder, under the Guaranties and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9
MISCELLANEOUS

Section 9.1          Costs and Expenses.  The Borrower agrees to pay on demand:

(a)      all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents, including costs associated with any field examinations and appraisals (subject to Section 5.12), and the reasonable and documented fees, charges and disbursements of outside counsel for Administrative Agent (but not of other Lenders), with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b)      all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees, charges and disbursements of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2          Indemnification; Waiver of Damages.

(a)      INDEMNIFICATION.  EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES AND EXPENSES OF ANY KIND OR NATURE (INCLUDING LEGAL EXPENSES), JOINT OR SEVERAL, TO WHICH SUCH INDEMNITEE MAY BECOME SUBJECT OR THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST SUCH INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE USE OR CONTEMPLATED USE OF THE PROCEEDS OF THE ADVANCES, AND WILL REIMBURSE EACH INDEMNITEE FOR ALL DOCUMENTED OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, EXPENSES AND CHARGES) ON DEMAND AS THEY ARE INCURRED IN CONNECTION WITH ANY OF THE FOREGOING; PROVIDED THAT NO INDEMNITEE WILL HAVE ANY RIGHT TO INDEMNIFICATION FOR ANY OF THE FOREGOING TO THE EXTENT RESULTING FROM SUCH INDEMNITEE OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.  IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO.  No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(b)      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  To the fullest extent permitted by applicable Legal Requirement, no Lender Party shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations to the extent set forth in clause (a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)      Survival.  Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3          Waivers and Amendments.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter, any AutoBorrow Agreement, Letter of Credit Applications and Letter of Credit Reimbursement Agreements), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)      no amendment, waiver, or consent shall, unless in writing and signed by all the Term Lenders  and the Borrower, do any of the following: (i)  reduce the principal of, or interest on, the Term Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Notes, including, without limitation, the Term Maturity Date, or (iii) change the number of Term Lenders which shall be required for the Term Lenders to take any action hereunder or under any other Credit Document;

(b)      no amendment, waiver, or consent shall, unless in writing and signed by all the Revolving Lenders and the Borrower, do any of the following: (i)  reduce the principal of, or interest on, the Revolving Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Revolving Notes, including, without limitation, the Revolving Maturity Date, or (iii) change the number of Revolving Lenders which shall be required for the Revolving Lenders to take any action hereunder or under any other Credit Document;

(c)      no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following:  (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (iii) increase the aggregate Commitments (except pursuant to Section 2.15), (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (v) other than as a result of acceleration pursuant to Article 7, change the Term Maturity Date to a date that is earlier than one day after the then effective Revolving Maturity Date, amend the amortization schedule thereof to increase the principal prepayment amounts (other than resulting from a Commitment Increase of Term Commitments under Section 2.15), or otherwise change any provision hereof which would have the effect of increasing the aggregate amount of Term Advances that are required to be paid in any given year (other than resulting from a Commitment Increase of Term Commitments under Section 2.15), (vi) amend Section 2.11(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.11(b); (viii) amend the definitions of “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Lenders”, or “Maximum Exposure Amount”; or (ix) amend the definitions of “Secured Parties”, “Secured Obligations” or “Collateral” in a manner adverse to any Secured Party;

(d)      no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(e)      no amendment, waiver, or consent shall, unless in writing and signed by the Majority Revolving Lenders and the Majority Term Lenders, adversely affect the interests, rights or obligations of the Revolving Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, it being understood that, if the excess of the Revolving Outstandings is greater than $0, any amendment, waiver or consent that has the effect of curing or waiving any Default shall require the consent of the Majority Revolving Lenders in addition to all other consents required hereunder;

(f)       no amendment, waiver, or consent shall, unless in writing and signed by the Majority Revolving Lenders and the Majority Term Lenders adversely affect the interests, rights or obligations of the Term Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Lenders, it being understood that, so long as any Term Commitments remain in effect and unfunded, any amendment, waiver or consent that has the effect of curing or waiving any Default shall require the consent of the Majority Term Lenders in addition to all other consents required hereunder;

(g)      no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(h)      no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any other Credit Document; and

(i)       no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document.

Section 9.4          Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5          Survival of Representations and Obligations.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Secured Obligations.

Section 9.6          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7          Successors and Assigns.

(a)      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Assignment by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, and, for the avoidance of doubt, no Lender shall assign all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 days after having received written notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, or (ii) any Term Advance, to a Person who is not a Lender or an Affiliate of a Lender; and

(C)           the consent of the Issuing Lender and Swing Line Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)       Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Revolving Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.10, 9.1, 9.2 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d)      Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.2(a) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.7 (that adversely affects such Participant).  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(g) (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8          Confidentiality.  Each Lender Party agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party as proprietary or confidential; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party the “Representatives”) for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to any other Person if directly incidental to the administration of the credit facilities provided herein (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any other Lender Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lender Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, it being understood that such participant or assignee will become subject to provisions contained in this Section 9.8.  In the case of clauses (c), (d) and (e), such Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly inform such Credit Party thereof to the extent permitted by applicable Legal Requirement. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information. Each Lender Party agrees to be responsible for any breaches of this Section 9.8 by its Representatives.

Section 9.9          Notices, Etc.

(a)      All notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule II, if to the Swing Line Lender, the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule II, and if to any Lender at is credit contact specified in its Administrative Questionnaire.  Each party may change its notice address by written notification to the other parties.  All such notices and communications shall be effective when delivered, except that notices and communications to any Lender, the Swing Line Lender or the Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of facsimile, such receipt is confirmed by the Swing Line Lender, such Lender or Issuing Lender, as applicable, verbally or in writing.

(b)      Platform.

(i)         Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)        The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.10          Usury Not Intended.  It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement.  In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11          Usury Recapture.  In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.  In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12          Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment.  The obligations of the Lenders, the Swing Line Lender and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13          Governing Law; Service of Process.  This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).  Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.  The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement.  Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.14          Submission to Jurisdiction.  The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.14.  Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15          Electronic Execution of Assignments.  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.17          Waiver of Jury.  THE BORROWER, THE LENDERS, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.18          USA Patriot Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.19          Confirmation of Flood Policies and Procedures.  Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant in the Facilities that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facilities) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.20          Blocked Account.  Without limiting the provisions in the Security Agreement, the Borrower hereby pledges to the Administrative Agent and grants to the Administrative Agent a security interest in the Blocked Account, all funds held in such Blocked Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.  Funds held in the Blocked Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Blocked Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.  The Borrower shall not have any ability to withdraw funds from the Blocked Account; provided that, (a) the Administrative Agent shall promptly release all funds held in such Blocked Account to the Borrower upon receipt by the Administrative Agent of a mortgagee policy of title insurance fully paid for by the Borrower, insuring the Mortgage delivered on the Closing Date as a valid first priority Lien on the Property described therein in favor of Administrative Agent, free of all Liens other than the Permitted Liens, and otherwise reasonably acceptable to the Administrative Agent which policy of title insurance shall be issued by any nationally recognized title insurance company, reflecting a coverage amount equal to the appraised value reflected in the third party appraisal delivered pursuant to Section 3.1(l); it being understood that (i) such mortgagee policy title insurance shall have been issued at the Borrower's expense and (ii) shall contain such customary endorsements as may be reasonably required by the Administrative Agent, and (b) in lieu of delivering an acceptable policy of title insurance as provided in the foregoing clause (a), the Borrower may, at its option, elect to apply the funds held in such Blocked Account as an optional prepayment of the Term Advances pursuant to Section 2.4 and applied in the inverse order of maturity, and upon delivery of the Notice of Optional Prepayment by the Borrower to the Administrative Agent for such prepayment the Administrative Agent shall release and apply such funds in the inverse order of maturity as prepayment of the Term Advances.

Section 9.21          Integration.  THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.  ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank.  Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

STEEL ENERGY LTD.

By: /s/ John J. Quicke
Name:  John J. Quicke
Title:  President and Chief Executive Officer

Signature page to Credit Agreement
(Steel Energy Ltd.)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender, a Revolving
Lender,  Swing Line Lender and a Term Lender

By:  /s/ Philip C. Lauinger III
Name:   Philip C. Lauinger III
Title:  Managing Director

Signature page to Credit Agreement
(Steel Energy Ltd.)

RBS CITIZENS, N.A.
as a Revolving Lender and a Term Lender

By:  /s/ Anthony Selvaggio
Name:  Anthony Selvaggio
Title:  Senior Vice President

Signature page to Credit Agreement
(Steel Energy Ltd.)

COMERICA BANK
as a Revolving Lender and a Term Lender

By:  /s/ Gary Culbertson
Name:   Gary Culbertson
Title:  Vice President

Signature page to Credit Agreement
(Steel Energy Ltd.)

SCHEDULE I
Pricing Schedule

The Applicable Margin with respect to Commitment Fee, Revolving Advances, Swing Line Advances (if applicable), and the Term Advances shall be determined in accordance with the following Table based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2.  Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement.  If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fee, Revolving Advances, Swing Line Advances (if applicable) and Term Advances shall be determined at Level I and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower.   Notwithstanding the foregoing, the Borrower shall be deemed to be at the Applicable Margin level corresponding with the Borrower’s Leverage Ratio as reflected in the pro forma Compliance Certificate that is to be delivered to the Administrative Agent pursuant to Section 3.1(t) until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending September 30, 2013.  Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(d).  For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from highest (Level I) to the lowest (Level IV).

Applicable Margin	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is greater than or equal to 2.50	3.25%	2.25%	0.50%
Level II	Is greater than or equal to 2.00 but less than 2.50	3.00%	2.00%	0.50%
Level III	Is greater than or equal to 1.50 but less than 2.00	2.75%	1.75%	0.375%
Level IV	Is less than 1.50	2.50%	1.50%	0.375%

Schedule I

SCHEDULE II
Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER
Wells Fargo Bank, National Association	Address: 1000 Louisiana Street 9th Floor Houston, Texas 77002 Attn: Philip C. Lauinger III Telephone: (713) 319-1313 Facsimile: (713) 739-1087
CREDIT PARTIES
Borrower/Guarantors
Address:          590 Madison Ave., 32nd Floor
                          New York, New York 10022
                          and
                          13593 56th St. NW
                          Williston, North Dakota 58801
Attn:                 John Quicke, President and Chief Executive Officer,
                          Joanne O’Sullivan, Chief Financial Officer,
                          and
                          James F. McCabe, Jr., Senior Vice President
Telephone:       (212) 520-2336
Facsimile:        (212) 520-2337

Lender	Revolving Commitment	Term Commitment	Total
Wells Fargo Bank, National Association	$4,062,500.00	$28,437,500.00	$32,500,000.00
RBS Citizens, N.A.	$4,062,500.00	$28,437,500.00	$32,500,000.00
Comerica Bank	$1,875,000.00	$13,125,000.00	$15,000,000.00
Total:	$10,000,000.00	$70,000,000.00	$80,000,000.00

Schedule II

Schedule III

Additional Conditions and Requirements for New Subsidiaries

Within 14 days of creating a new Subsidiary or acquiring a new Subsidiary, the Administrative Agent shall have received each of the following:

(a)      Guaranty.  A joinder and supplement to the Guaranty executed by such Subsidiary;

(b)      Security Agreement.   A joinder and supplement to the Security Agreement executed by such Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented;

(c)      Mortgages.  If such Subsidiary owns any real property and if and as requested by the Administrative Agent, a fully executed Mortgage covering such real properties, together with (i) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and (ii) if such property is located in an area designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, and (iiii) such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request;

(d)      Pledges.  A pledge agreement executed by the equity holders of such Subsidiary pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable;

(e)      Real Estate.  (i) If and as requested by the Administrative Agent, an Responsible Officer’s certificate from such new Subsidiary certifying a complete listing of all real property owned or leased by such new Subsidiary and including a notation as to all locations where any equipment of such new Subsidiary is kept, and (ii)if and as requested by the Administrative Agent, lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on such officer’s certificate;

(f)       Corporate Documents.  A secretary’s certificate from such new Subsidiary certifying such Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Subsidiary’s state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(g)      Patriot Act.  All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

Schedule III

(h)      Opinion of Counsel.  If requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Subsidiary and substantially similar to the legal opinion delivered at the Closing Date with respect to the other Subsidiaries in existence on the Closing Date.

Schedule III